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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-45595) and related Prospectus of REMEC, Inc. for the registration of 345,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 1997, except for the first three paragraphs of Note 2, as to which the dates are October 24, 1997, June 27, 1997 and February 28, 1997, respectively, with respect to the consolidated financial statements of REMEC, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 1997, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/  ERNST & YOUNG LLP

San Diego, California
February 25, 1998